EXHIBIT 10.5

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement, dated as of February 25, 2008, amends and restates the employment agreement originally entered into as of April 21, 1999, and is by and between MidAmerican Energy Holdings Company, an Iowa corporation (the Company”), and Patrick J. Goodman (the Executive).

RECITALS

The Company desires to employ the Executive as its Senior Vice President and Chief Financial Officer on the terms set forth in this Agreement, and the Executive desires to accept such employment.

Accordingly, the Company and the Executive agree as follows:

AGREEMENT

Section 1.    Defined Terms.  Terms used but not defined in this Agreement will have the meanings ascribed to them in Exhibit A to this Agreement.

Section 2.            Emp1oyment.

(a)           The Company will employ the Executive as, and the Executive will act as the Senior Vice President and Chief Financial Officer of the Company, subject to and upon the terms set forth in this Agreement, for the Term of Employment.

(b)           The Executive’s primary place of employment will be Des Moines, Iowa.

Section 3.           Duties.

(a)           The Executive (i) will perform and discharge the duties incident to and consistent with his title of Senior Vice President and Chief Financial Officer, and (ii) will perform and discharge such other duties, and will have such other authority, as are delegated to him by the Chairman of the Board of the Company (hereinafter referred to as the “Chairman of the Board”). In performing such duties, the Executive will report directly to, and be subject to the direction of, the Chairman of the Board.

(b)           The Executive will act, without any compensation in addition to the compensation payable pursuant to this Agreement, as an officer or member, of the board of directors of any subsidiary of the Company, if so appointed or elected.

(c)           During the Term of Employment the Executive (i) will devote his entire time, attention and energies during normal business hours to the business of the Company and its subsidiaries and (ii) will not, without the written consent of the Chairman of the Board, perform any services for any other Person or engage in any other business or professional activity, whether or not performed or engaged in for profit.

(d)           Notwithstanding subsection 3(c), the Executive, without the consent of the Chairman of the Board, may (i) purchase securities issued by, or otherwise passively invest his personal or family assets in, any other company or business within the constraints imposed by the Code of Business Conduct referred to below, and (ii) engage in governmental, political, educational or charitable activities, but only to the extent that those activities (A) are not inconsistent with any direction of the Chairman of the Board or any duties under this Agreement, and (B) do not interfere with the devotion by the Executive of his entire time, attention and energies during normal business hours to the business of the Company.

Section 4.           Compensation.

(a)           During the Term of Employment, the Company will pay the Executive a base salary at an annual rate of $220,000, in substantially equal periodic payments in accordance with the Company’s practices for executive employees, as determined from time to time by the Chairman of the Board.

(b)           The Chairman of the Board will review the salary payable to the Executive at least annually beginning in the fourth fiscal quarter of 2007. The Chairman of the Board, in his discretion, may increase the salary of the Executive from time to time, but may not reduce the salary of the Executive below the amount set forth in subsection 4(a) above.

(c)           During the Term of Employment, the Executive shall be eligible for consideration for an annual incentive merit bonus, for the Executive’s performance during the fiscal year of the Company in an amount determined by the Chairman of the Board in his discretion, by reference to the accomplishment by the Executive of goals established by the Chairman of the Board for the related fiscal year. The Executive shall also be eligible to be paid other bonuses for each fiscal year as determined by the Chairman of the Board. The Executive’s annual incentive merit bonus, together with all such other bonuses paid or payable for the fiscal year (including any amounts for which receipt is otherwise deferred pursuant to a plan or arrangement with the Company), is referred to herein as “Annual Bonus Compensation.”

(d)           The Company will reimburse the Executive, subject to compliance by the Executive with the Company’s customary reimbursement practices, for all reasonable and necessary out-of-pocket expenses incurred by the Executive on behalf of the Company in the course of its business.

(e)           The Company may reduce any payments made to the Executive under this Agreement by any required federal, state or local government withholdings or deductions for taxes or similar charges, or otherwise pursuant to law, regulation or order.

(f)           Any base salary payable to the Executive for any period of employment of less than one year during the Term of Employment will be reduced to reflect the actual number of days of employment during the period except as provided in Sections 8(b) and 8(c).

Section 5.           Other Benefits.

(a)           During the Term of Employment, the Executive and his dependents may participate in and receive benefits under any employee benefit plan which the Company makes generally available to its employees and their families, including any pension, life insurance, medical benefits, dental benefits or disability plan, but only to the extent that the Executive or his dependents otherwise satisfies the standards established for participation in the plan. The terms of Executive’s existing option agreements, as amended, remain unaffected hereby, except as set forth in Sections 8(b) and 8(c) hereof.

(b)           The Executive may take up to three weeks of vacation during each full calendar year during the Term of Employment at a time mutually convenient to the Executive and the Company, without loss of compensation or other benefits under this Agreement.

Section 6.           Confidentiality and Post-Employment Restrictions.

(a)           The Executive acknowledges that the Company and its Affiliates have confidential information and trade secrets, whether written or unwritten, with respect to carrying on their business, including sensitive marketing, bidding, technological and engineering information and data, names of past, present and prospective customers or partners of and vendors or suppliers to the Company and its Affiliates, working relationships with governmental agencies and officials, methods of pricing contracts and income and expenses associated therewith, the international business strategy and relative ranking of opportunities in various countries, negotiated prices and offers outstanding, credit terms and status of accounts and the terms or circumstances of any current or prospective business arrangements between the Company and its Affiliates and any third parties (“Confidential Information and Trade Secrets”). As used in this Agreement, the term Confidential Information and Trade Secrets does not include (i) information which becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) information which becomes available to the Executive on a nonconfidential basis from a source other than the Company or its Affiliates, or (iii) information known to the Executive prior to any disclosure to him by the Company or its Affiliates. The Executive further acknowledges that the Executive possesses a high degree of knowledge of the independent energy industry and, in particular, has committed to a longstanding relationship with the Company and its Affiliates as an employee and officer, which has allowed, and will continue to allow, him access to the Company’s Confidential Information and Trade Secrets. Accordingly, any employment by the Executive with another employer in the independent energy industry or participation by him as a substantial investor in any such industry may necessarily involve disclosure of the Company’s Confidential Information and Trade Secrets. Consequently, the Executive agrees that, if he voluntarily resigns his employment with the Company for any reason other than (i) a breach of this Agreement by the Company, or (ii) for Good Reason, he shall not at any time during the two-year period after such resignation, directly or indirectly accept employment by or invest in (except as a passive investor in a public corporation or in a publicly issued partnership interest which, in either event, would not exceed an ownership interest of 2% of the outstanding equity or partnership interest) in any person, firm, corporation, partnership, joint venture or business which is engaged in the production or marketing of steam or electrical energy or the distribution or supply of electricity or natural gas (in each case in the States of Iowa, Illinois, Nebraska, South Dakota, Kansas, Missouri, Minnesota or Wisconsin) or which otherwise directly competes with the business of the Company or its Affiliates and, further, the Executive agrees that, to avoid the risk of disclosing or improperly using Confidential Information or Trade Secrets, he shall not directly, or indirectly, provide consulting or advisory services to any of such independent energy or utility businesses which conduct business in such States or otherwise directly compete with the Company or its Affiliates. The preceding sentence notwithstanding, Executive shall not be precluded from accepting employment or providing services to Peter Kiewit Sons’, Inc. or any Affiliate thereof.

(b)           Without the written consent of the Chairman of the Board, the Executive will not, during and for three years after the Term of Employment, (i) disclose any Confidential Information and Trade Secrets of the Company or any Affiliate of the Company to any Person (other than the Company, directors, officers or employees of the Company, its Affiliates or duly authorized agents, attorneys or other representatives thereof), or (ii) otherwise make use of any Confidential Information and Trade Secrets other than in connection with authorized dealings with or by the Company and its Affiliates.

(c)           For a period of three years after the Term of Employment, the Executive shall neither directly nor indirectly solicit, on behalf of another employer, the employment of, or hire or cause another employer to hire, any person who is then currently employed by the Company or an Affiliate thereof, or otherwise induce, on behalf of another employer, such person to leave the employment of the Company or an Affiliate thereof without the prior written approval of the Chairman of the Board.

(d)           The Executive will hold, on behalf of the Company and its Affiliates and as the property of the Company and its Affiliates, all memoranda, manuals, books, papers, letters, documents, computer discs, data and software and other similar property obtained during the course of his employment by the Company or its Affiliates and relating to the Company’s or its Affiliates business, and will return such property to the Company or its Affiliates at any time upon demand by the Chairman of the Board and, in any event, within five calendar days after the end of the Term of Employment.

(e)           During the Term of Employment, Executive agrees to comply in all material respects with the Company’s Code of Business Conduct and Berkshire Hathaway’s Code of Business Conduct and all future amendments and restatements to such policy and to deliver an executed Certificate of Compliance with respect thereto upon request by the Company.

(f)           If any of the provisions of, or covenants contained in, this Section 6 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of, or covenants contained in, this Section 6 are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, such provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 6 in any other jurisdiction.

Section 7.           Termination of Employment.

(a)           The employment of the Executive under this Agreement will terminate on the earliest of: (i) written notice by the Executive of his resignation other than for Good Reason; (ii) the day the Company gives to the Executive written notice of termination without Cause; (iii) the day the Company gives to the Executive written notice of termination for Cause; (iv) the Permanent Disability of the Executive; (v) the death of the Executive; or (vi) written notice by the Executive of his resignation for Good Reason.

(b)           If the employment of the Executive is terminated under this Agreement for any reason whatsoever, the obligations of the Executive under Section 6 will remain in full force and effect to the extent provided therein, and the termination will not abrogate any rights or remedies of the Company or the Executive with respect to any breach of the Agreement, except as expressly provided in Section 8.

Section 8.           Payment Upon Termination.

(a)           If the employment of the Executive is terminated pursuant to subsections (i) or (iii) of Section 7(a), the Company will pay to the Executive, within 30 calendar days, any base salary and reimbursable expenses pursuant to Section 4(a) and Section 4(d) which are accrued but unpaid through the Termination Date.

(b)           If the employment of the Executive is terminated pursuant to subsections (ii), (iv), (v) or (vi) of Section 7 (a), the Company will pay the Executive, subject to the Executive’s compliance in all material respects with his post-termination obligations under Section 6, (i) within 30 calendar days, any base salary and reimbursable expenses which are accrued and unpaid through such date, (ii) within one month after the month of his Termination Date, a single lump sum equal to twice his annual base salary then in effect pursuant to Section 4 and (iii) within one month after the month of his Termination Date, a single lump sum equal to two times the average Annual Bonus Compensation payable to the Executive in respect of the two fiscal years immediately preceding the year in which the Executive’s employment with the Company terminates (with any such year for which no bonus was payable included in such two year average as a zero).

In addition, in the event of any such termination, subject to the Executive’s compliance in all material respects with his post-termination obligations under Section 6, the Company agrees that (x) the Company stock options previously granted to Executive will continue to vest according to their terms within such next 24 months (beginning with the month following the month in which the Termination Date occurs, after which time the unvested remainder will lapse) and such vested options may be exercised within the remaining term of such options as provided in the respective option agreements, and (y) the Company shall continue in effect for Executive, for a period of twelve months after the date of any such termination, the life insurance, medical benefits and dental benefits available to the Executive and his dependents on the date of such termination, subject to such employee contributions and other terms and conditions as are applicable to active employees generally and subject to subsequent modification or termination of such plans to the extent such subsequent actions are also applicable to active employees generally; provided that such plan benefits shall terminate earlier on the date, if any, that comparable benefits are made available to the Executive by any new employer.

(c)           Reserved.

(d)           If the employment of the Executive is terminated pursuant to subsections (ii) or (vi) of Section 7 (a), any Performance Accelerated Stock Options (“PASOs”) held by the Executive on the Termination Date will become vested and immediately exercisable on such Termination Date and shall otherwise remain exercisable for their term in accordance with the terms thereof.

(e)           If the employment of the Executive is terminated for any reason, then without further action by the Company, the Board or any committee thereof, the Executive may exercise any vested stock options (including any vested PASOs) held by the Executive pursuant to existing procedures approved by the Compensation Committee for cashless exercise, by surrendering previously owned shares, electing to have the Company withhold shares otherwise deliverable upon exercise of such options, or by providing an irrevocable direction to a broker to sell shares and deliver all or a portion of the proceeds to the Company, in any case in an amount equal to the aggregate exercise price and any tax withholding obligation attendant to the exercise.

Section 8A.        Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, waiver of Company rights, acceleration of vesting of any stock options or restricted stock, or any other payment or benefit in the nature of compensation to or for the benefit of the Executive, alone or in combination (whether such payment, distribution, waiver, acceleration or other benefit is made pursuant to the terms of this Agreement or any other agreement, plan or arrangement providing payments or benefits in the nature of compensation to or for the benefit of the Executive, but determined without regard to any additional payments required under this Section 8A) (a “Payment) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross-Up Payment made by the Company to the Executive with respect to any Excise Tax paid by the Executive shall be made by the Company as soon as administratively feasible after the determination of such Excise Tax, but in no case later than by the end of the calendar year following the calendar year in which the Executive makes the Excise Tax payment.

(b)           Subject to the provisions of Section 8A(c), all determinations required to be made under this Section 8A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche LLP, or such other nationally recognized accounting firm then auditing the accounts of the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 8A, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to hereunder as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 8A, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The parties hereto acknowledge that, as a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company will not have made Gross-Up Payments which should have been made consistent with the calculations required to be made hereunder (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 8A(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Except as provided herein and to the extent necessary to give full effect to the provisions of this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

Section 8B.        Restrictions on Payment to “Specified Employees” under Section 409A of the Internal Revenue Code.   In the event any payment to be made under this Employment Agreement is subject to the provisions of Section 409A of the Internal Revenue Code (and is not otherwise exempt under applicable guidance issued under Section 409A), if such payment is due to the separation from service of the Executive (other than because of death), and if the Executive is a "specified employee" (as defined in Section 409A of the Internal Revenue Code) at the time of separation from service, such payment shall not be made until the date that is 6 months following the date of separation from service.  In the event of any such delay in payment, interest shall be added to the delayed payment utilizing the interest rate on 1-year constant maturity U.S. Treasury Notes as published by the Federal Reserve Board (or its successor) in Statistical Release H.15 (or its successor) corresponding to the date that payment would have been made if the delay hereunder had not occurred.

Section 9.           Remedies.

(a)           The Company will be entitled, if it elects, to enjoin any breach or threatened breach of, or enforce the specific performance of, the obligations of the Executive under Sections 3 or 6, without showing any actual damage or that monetary damages would be inadequate. Any such equitable remedy will not be the sole and exclusive remedy for any such breach, and the Company may pursue other remedies for such a breach.

(b)           Any court proceeding to enforce this Agreement may be commenced in federal courts, or in the absence of federal jurisdiction the state courts, located in Omaha, Nebraska. The parties submit to the jurisdiction of such courts and waive any objection which they might have to pursuit of any such proceeding in any such court.

(c)           Except to the extent that the Company elects to seek injunctive relief in accordance with subsection 9(a), any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement will be submitted to arbitration in Omaha, Nebraska, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction.

Section 10.         Assignment. Neither the Company nor the Executive may sell, transfer or otherwise assign their rights, or delegate their obligations, under this Agreement, provided that the Company shall require any successor to all or substantially all of the business, stock or assets of the Company to expressly assume the Company’s rights and obligations hereunder.

Section 11.         Unfunded Benefits. All compensation and other benefits payable to the Executive under this Agreement will be unfunded, and neither the company nor any affiliate of the Company will segregate any assets to satisfy any obligation of the Company under this Agreement. The obligations of the Company to the Executive are not the subject of any guarantee or other assurance of any Person other than the Company.

Section 12.         Severability. Should any provision, paragraph, clause or portion thereof of this Agreement be declared or be determined by any court or arbitrator of competent jurisdiction to be illegal, unenforceable or invalid, the validity or enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Alternatively, the court or arbitrator having jurisdiction shall have the power to modify such illegal, unenforceable or invalid provision so that it will be valid and enforceable, and, in any case, the remaining provisions of this Agreement shall remain in full force and effect.

Section 13.          Miscellaneous.

(a)           This Agreement may be amended or modified only by a writing executed by the Executive and the Company.

(b)           This Agreement will be governed by and construed in accordance with the internal laws of the State of Nebraska.

(c)           This Agreement constitutes the entire agreement of the Company and the Executive with respect to the matters set forth in this Agreement and supersedes any and all other agreements between the Company and the Executive relating to those matters.

(d)           Any notice required to be given pursuant to this Agreement will be deemed given (i) when delivered in person or by courier or (ii) on the third calendar day after it is sent by facsimile, with written confirmation of receipt, if to the Company, to: Chairman of the Board, MidAmerican Energy Holdings Company at 1111 S. 103rd St., Omaha, Nebraska 68124, fax number (402) 231-1658, and, if to the Executive, at MidAmerican Energy Holdings Company, 666 Grand Avenue, Des Moines, Iowa 50303, fax number (515) 242-4031 or to such other address as may be subsequently designated by the Company or the Executive in writing to the other party.

(e)           A waiver by a party of a breach of this Agreement will not constitute a waiver of any other breach, prior or subsequent, of this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of February 25, 2008.

MIDAMERICAN ENERGY HOLDINGS COMPANY

By:	/s/ Douglas L. Anderson
Douglas L. Anderson
Senior Vice President and General Counsel

EXECUTIVE:

By:	/s/ Patrick J. Goodman
Patrick J. Goodman

EXHIBIT A

Defined Terms

“Affiliate” means, with respect to a Person1 (a) any Person directly or indirectly owning, controlling, or holding power to vote 10% or more of the outstanding voting securities of the Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person; (c) any Person directly or indirectly controlling, controlled by or under common control with, the Person; and (d) any officer or director of the Person, or of any Person directly or indirectly controlling the Person, controlled by the Person or under common control with the Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Agreement” means this Amended and Restated Employment Agreement,dated as of February 25, 2008, amending and restating the employment agreement  originally entered into as of April 21, 1999, by and between the Company and the Executive, as it may be amended from time to time in accordance with its terms.

“Board” means the Board of Directors of the Company.

“Cause” means any or all of the following:

(a)
the willful and continued failure by the Executive to perform substantially the services and duties contemplated by this Agreement (other than any such failure resulting from the Executive’s incapacity due to disability);

(b)	the willful engaging by the Executive in gross misconduct which is injurious to the business or reputation of the Company in any material respect;

(c)	the gross negligence of the Executive in performing the services contemplated by this Agreement which is injurious to the business or reputation of the Company in any material respect; or

(d)	Executive’s conviction of, or pleading guilty or no contest to, a felony involving moral turpitude.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means MidAmerican Energy Holdings Company, an Iowa corporation, and any successor or assign permitted under the Agreement

“Disability” means, with respect to the Executive, a condition of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and the Executive (i) is unable to engage in any substantial gainful activity or (ii) has been receiving income replacement benefits for a period of not less than 3 months under a group long term disability insurance policy covering employees of the Company.

“Good Reason” means any of the following events: (i) the failure by the Company to pay to the Executive, for a material period of time and in a material amount, compensation due and payable by the Company under Section 4 (a) of this Agreement; (ii) any reduction by the Company of the title, office, duties or authority of the Executive in any material respect; or (iii) any relocation of the Executive’s primary place of employment to a location more than 25 miles from Des Moines, Iowa.

“Permanent Disability” means a Disability which has continued for at least six consecutive calendar months.

“Person” means any natural person, general partnership, limited partnership, corporation, joint venture, trust, business trust, or other entity.

“Term of Employment” means the period of time beginning on April 21, 1999, and ending on the fifth anniversary of such date, unless earlier terminated pursuant to Section 7(a) or automatically extended pursuant to the following sentence. The Term of Employment will be automatically extended for one year on each anniversary of the date of this Agreement beginning on the fifth anniversary unless the Executive has given the Company, or the Company has given the Executive, a notice declining automatic extension at least 365 calendar days before the anniversary.

“Termination Date” means the date of termination of employment of the Executive pursuant to Section 7 of this Agreement.